Prospectus Supplement No. 1                          Registration No. 333-41753
to Prospectus dated February 11, 1998                  Rule 424(b)(3)Prospectus


            $150,000,000 5% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                                         AND
                           2,882,635 SHARES OF COMMON STOCK
                                 CELLSTAR CORPORATION

     This Prospectus Supplement supplements information contained in that certain Prospectus of CellStar Corporation, a Delaware corporation (the "Company"), dated February 11, 1998 (the "Prospectus") relating to the offer and sale (the "Offering) by certain selling securityholders (the "Selling Securityholders") of (i) up to $150,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2002 (the "Notes") of the Company, (ii) up to 2,710,761 shares (subject to adjustment) of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company issuable upon conversion of the Notes and (iii) up to 171,874 shares of Common Stock currently held by a Selling Securityholder. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

     The following table amends and supplements the information set forth in the Prospectus in the table under the caption "Selling Securityholders" with respect to the named Selling Securityholders and (i) the amount of Notes owned by the named Selling Securityholders (assuming no Notes have been sold since the date on which such securityholders provided such information to the Company), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholders under the Prospectus, as amended and supplemented, (iii) the amount of Common Stock owned by such Selling Securityholders (assuming no shares of Common Stock have been sold since the date on which such securityholders provided such information to the Company) and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholders under the Prospectus, as amended and supplemented.

                      Principal
                      Amount of      Principal     Common Stock
  Name of Selling    Notes Owned     Amount of      Owned Prior   Common Stock
   Securityholder      Prior to    Notes Offered    to Offering  Offered Hereby
        (1)            Offering        Hereby           (2)            (3)
 ----------------    ------------  -------------   ------------  --------------
 Shepard
 Investments
 International
 Ltd. (4)            $27,450,000    $27,450,000       496,069        496,069


                      Principal
                      Amount of      Principal     Common Stock
  Name of Selling    Notes Owned     Amount of      Owned Prior   Common Stock
   Securityholder      Prior to    Notes Offered    to Offering  Offered Hereby
        (1)            Offering        Hereby           (2)            (3)
 ----------------    ------------  -------------   ------------  --------------
 Stark
 International (5)    $5,125,000     $5,125,000       92,617         92,617
 Swiss Bank
 Corporation-
 London Branch (6)    $1,000,000     $1,000,000       18,071         18,071

(1) The information set forth herein is as of (i) February 6, 1998 for Swiss Bank Corporation-London Branch and (ii) February 18, 1998 for each of Shepard Investments International Ltd. and Stark International.

(2) Includes the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion price.
     The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(3) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion price and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which this Prospectus forms a part. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(4) Staro Asset Management, L.L.C. is the investment manager for Shepard Investment International Ltd. and has the power to vote and dispose of such securities.

(5) Staro Asset Management, L.L.C. is the general partner of Stark International and has the power to vote and dispose of such securities.

(6) SBC Warburg Dillon Read Inc. is the investment advisor for Swiss Bank Corporation-London Branch and has the power to vote and dispose of such securities.

     The date of this Prospectus Supplement is February 20, 1998